Exhibit 99.2

FORTRESS INVESTMENT GROUP, LLC

Moderator: Lilly Donohue

05-06-10/10:00 a.m. EST

Confirmation # 71653027

FORTRESS INVESTMENT GROUP, LLC

Moderator: Lilly Donohue

May 6, 2010

10:00 a.m. EST

Operator:	Good morning. My name is (Brooke) and I will be your conference operator today. At this time, I would like to welcome everyone to the Fortress first quarter earnings conference call. All lines have been placed on mute to prevent any background noise. After the speaker’s remarks there will be a question-and-answer session. If you would like to ask a question during this time, simply press star then the number one on your telephone keypad.

If you would like to withdraw your question press the pound key. Thank you. Ms. Lilly Donohue, you may begin your conference.

Lilly Donohue:	Thank you, (Brooke). Good morning everyone. I want to welcome all of you today, May 6, 2010 to our first quarter earnings conference call. Joining me today is Dan Mudd, our CEO; Dan Bass, our chief financial officer; and we also have with us Wes Edens; and Pete Briger.

I’d like to point out that statements today which are not historical facts may be forward-looking statements. Our actual results may differ materially from the estimates or expectations in any forward-looking statements. These statements represents Fortress’s beliefs regarding events by their nature are uncertain and outside of our control. I would encourage you to review the forward-looking statement disclaimer in our quarterly earnings release including the recommendation to review the risk factors which are contained in our annual and quarterly reports that are filed with the SEC which is also available on our newly redesigned Web site at www.fortress.com.

FORTRESS INVESTMENT GROUP, LLC

Moderator: Lilly Donohue

05-06-10/10:00 a.m. EST

Confirmation # 71653027

Our new Web site is the product of an ongoing effort here at Fortress to look at our disclosures, improve communications and transparency and to simply tell the Fortress story. We really appreciate the feedback from the analyst community as well as our shareholders and hope you will find it helpful. With that, I’d like to turn over the call to Dan Mudd. Dan.

Dan Mudd:	Thanks, Lilly. Good morning everybody and thanks for joining us today. The first quarter continued a trend of steady improvement. Pre tax DE was 96 million which was up significantly from the nine million we made in the first quarter of ’09 and up from the one million in the fourth quarter.

The primary drivers there are positive performance in the managed funds, realizations in our credit business that generated significant incentive income and improvement on our balance sheet investments. We’re pleased by the positive momentum and the performance and the opportunities but we also recognize that we have more to do and above all else we continue to stay focused on delivering top tier performance to our fund investors who are the foundation of our business.

This morning I’m going to spend a few minutes on the markets, review the key financial metrics, summarize activities in the individual business units and then Dan Bass will go through the financial results in detail. Then we’ll spend the bulk of time on your questions.

So as to the market, in the first quarter of 2010, the economy continued to heal. Equity markets advanced and they sold off slightly in January and early February. The S&P 500 posted a first quarter return of over five percent which brought the 12 months trailing to about 50 percent.

Similarly, the international equity markets also posted gains on the fixed income side, high yield bonds continued to be the best performing sector where new issuances totaled approximately 70 billion as investor demand remained high.

The market’s performance reflected stronger earnings, some stabilization in the labor and the housing markets, continuing benign inflation and some degree of improvement in consumer confidence. We agree that these markets

FORTRESS INVESTMENT GROUP, LLC

Moderator: Lilly Donohue

05-06-10/10:00 a.m. EST

Confirmation # 71653027

are improving but we expect, as we’ve talked about in the last couple of calls continued surprises and bumps along the way whether Greece or whether Iceland or whether other things like that.

But we are encouraged in all of that by the way that the markets are shaping up and aligning with the foundational strengths of what Fortress does as a company. I say that because directionality with dispersion, some inconsistency between markets creates a terrific climate for our global macro business, restructuring and deleveraging produces opportunities for our credit business to find and profit from special situations. And the eventual reordering of company strategies and capital structures should produce a classic private equity market.

In addition, we’re finding that as investors looked to allocate capital in a low interest rate environment long only credit is also an attractive portfolio allocation and that sets up well for our newest business, Logan Circle Partners.

So in short, having survived the past two years we’ve come out stronger with businesses that are well positioned to capitalize on I think what we all see as truly historic opportunities.

Let’s go through the three levers that build value at Fortress performance, capital formation and business development. First on the performance side, assets under management which refers to the amount on which we earn management fees is now at 41.6 billion which reflects the numbers for the Logan Circle acquisition at about 11.4 billion of AUM.

As I mentioned earlier, pre tax, distributable earnings was 96 million for the first quarter, up from nine million in the first quarter of ’09. That quarterly pre tax DE result was quite strong, principally driven by incentive income in our credit business of about 85 million gross for the quarter.

Fund performance continued to improve across all of the businesses as of first quarter end. The global macro funds were at their respective high water marks and thus eligible to earn performance fees. In addition, the credit hedge fund continued to close the gap and today the credit hedge funds are a little

FORTRESS INVESTMENT GROUP, LLC

Moderator: Lilly Donohue

05-06-10/10:00 a.m. EST

Confirmation # 71653027

over one percent away from reaching their high watermarks. That number was about eight percent on our last call. And PE funds were up a couple of percent on a mark-to-market basis.

A few more words on each of the three businesses. In the macro hedge funds we’re largely back to high watermarks and we’re continuing to see in flows into this liquid strategy. The Drawbridge Global Macro funds were up 3.7 percent net and Fortress Macro Funds were up three percent net in the first quarter.

In the month of April, the Drawbridge Macro Fund was down a little bit about 80 basis points which brought year-to-date April to positive 2.8 percent. And Fortress Macro was down 63 basis points net which brought year-to-date to a positive 2.4 percent.

Our macro view continues to reflect our conviction that G4 rates are going not remain low and increase slowly. And through the quarter, we found relative strength in our rate and exchange positions in that business.

Moving on to our credit business, which for everybody to follow we have renamed from the segment we used to refer as hybrid. Just for simplicity and clarity, we’re going to refer to Pete Briger’s business as our credit business. Those funds continue to perform well and are raising new capital. The credit focused hedge fund, Drawbridge Special Opportunities had a good quarter and was up a little under seven percent net. As I mentioned the Drawbridge Special Opportunities fund are an average approximately one percent from the high watermark.

In the credit private equity business, this quarter, we realized 85 million of gross incentive income, a little bit of detail there. We invested about a 1.6 billion of equity in residential mortgage assets at what turned out to be a very good time in the market, late ’07 and ’09, early ’09 to invest.

Male:	Late ’08.

FORTRESS INVESTMENT GROUP, LLC

Moderator: Lilly Donohue

05-06-10/10:00 a.m. EST

Confirmation # 71653027

Dan Mudd:	Late ’08 and early ’09. So as the markets improved and spreads tightened the fund sold the assets which generated about 500 million in profit which was a substantial driver of incentive income in the first quarter.

Now, that sale resulted in us returning approximately a 1.3 billion of capital to our fund investors. That’s attributable to the decline in AUM for the quarter. And I would note that virtually all of that 1.3 billion is recallable and once reinvested that comes back to into AUM. In summary, we continue a strong flow of potential transactions in the credit space and strong interest from investors in the strategy.

Private equity, our private equity business saw continued progress in the quarter. We completed the refinance of Intrawest which was a successful results in navigating another big challenge. Today, following a well executed effort for the PE team, approximately 90 percent of our portfolio company debt maturities have been pushed out to 2010 or beyond. And the weighted average maturity of that debt exceeds five years now.

And we also registered for the IPO of SeaCube, our container company as the PE team continues to access windows in the capital markets to realize investment returns.

A second driver of capital formation. For the funds that focus on emerging opportunities and more liquid strategies, we’ve been successful in attracting new capital. We raised 890 million of new capital in the first quarter and are now over a billion year-to-date. So as you break that out in the course of the quarter about 70 percent has gone into liquid markets and about 30 percent into credit funds.

And then third with respect to business development, we talked about this a bit in the prior quarter. We closed the acquisition of Logan Circle which expands Fortress’s capabilities into long only asset management. We added 11.4 billion of assets in that transaction. To comment we will remain at our core and alternatives manager and the bulk of our earnings will come from alternatives.

FORTRESS INVESTMENT GROUP, LLC

Moderator: Lilly Donohue

05-06-10/10:00 a.m. EST

Confirmation # 71653027

But that said, businesses like Logan which are focused, selective, and fit well with our core strengths I think over time will help diversify our income streams, increase the breadth of conversations that we have with investors and put is in a stronger and stronger position to be a solution provider of choice to those investors. And the Logan integration has been executed according to plan. So we’re pleased with how smoothly that’s all gone.

So to summarize and then I’ll turn it over to Dan, we’re almost back to high watermarks across the Global Macro and credit hedge funds. We continue to raise new capital. And looking ahead we think the business is well positioned. Deal flow continues to be good. We’re excited about Logan Circle. We’ve come a long way in the course of Q1 and we’re happy with the quarter. Let me stop there and turn it over to Dan.

Dan Bass:	Thanks, Dan. Good morning, everybody. The first quarter was marked by many significant events that produced very solid financial results. Some of those are as follows.

We had the significant realization events in two of our credit private equity funds generating $85 million of incentive income. We had positive performance in our hedge funds bringing greater amounts of those funds capitals near or at their high water marks, thereby, increasing our potential for future incentive income.

We also raised a $1 billion of new capital through April this year. And also as Dan just mentioned, we closed Logan Circle in April expanding our platform which brings our pro forma AUM to about $41.6 billion.

Keeping those points in mind, let’s review our results in more detail. The DE for the quarter was $96 million up from $1 million in the fourth quarter last year and $9 million from the first quarter of 2009. The pre tax DE per dividend paying share was 19 cents during the quarter.

Our GAAP – a second on our GAAP net loss, the GAAP loss attributable to Class A shareholders was 84 million or 58 cents per diluted share. And this was an improvement compared to a loss of $67 million in the first quarter of last year but a 71 cent diluted share in the first quarter of 2009.

FORTRESS INVESTMENT GROUP, LLC

Moderator: Lilly Donohue

05-06-10/10:00 a.m. EST

Confirmation # 71653027

Let’s look at DE in more detail. Fund management DE was 92 million for the quarter compared with 44 million in the first quarter last year. This quarterly result was comprised of $207 million of segment revenues and a DE operating margin of 44 percent which is well within our targeted operating margin range of 40 to 50 percent. Segment management fees were 108 million up eight million from the fourth quarter last year. And segment incentive fees were 99 million for the quarter, mostly driven from profit realizations in two of our credit private equity funds that generated the $85 million. And they related to the sale of the residential mortgage portfolios that Dan just described.

We – in addition we booked $6 million of incentive income in the quarter, largely derived from our hedge fund businesses, which was a result of a larger subset of our investors being at or above their high watermarks.

Having said that, let me spend some time discussing the hedge fund performance and high watermarks in more detail. As noted in our press release, performance measure in our hedge funds are up for the quarter in a majority of our funds. In particular, Fortress Macro fund was up over three percent for the quarter and the special opportunities fund was up almost seven percent for the quarter.

The global macro fund 67 percent of its fee paying capital with a NAB of 1.4 billion exceeded its high watermark at March 31 and another 28 percent of that capital is within two percent of reaching its high watermark. So a total of 95 percent of its capital or $2 billion in our macro funds either exceeds or is within two percent of its high watermark.

Furthermore, the strong performance and special opportunities brought that fund closer to its high watermark. We actually crossed the high watermark in April in the offshore fund. And the onshore fund is approximately one percent from its high watermark as of the end of April. Should these trends continue we anticipate earnings incentive income in this fund some time in the middle of this year.

FORTRESS INVESTMENT GROUP, LLC

Moderator: Lilly Donohue

05-06-10/10:00 a.m. EST

Confirmation # 71653027

Assets under management, we ended the quarter at $30.2 billion, which is down four percent from year end, however, as Dan mentioned, 1.3 billion of that results from the return of capital in our credit funds. In addition, we raised $1 billion of capital of which 890 million was raised in the first quarter primarily in our liquid hedge fund segment. Of that, 740 million was directly added to AUM and the other $150 million of capital raised in the quarter is included in our 2.9 billion of uncalled equity capital or dry powder which becomes AUM when called in the future.

In addition, 800 million was paid out and the first quarter related to the planned liquidation of our macro SPV and the private equity style payouts for our credit hedge funds. Through the first quarter, we have now distributed a total of 1.9 billion of capital towards the global macro SPV investors. These distributions represent 1.2 times the 1.6 billion of assets originally placed in the SPV. Assuming liquidation is the NAV of the remaining $300 million of capital in the SPV we will return to multiple of approximately 1.4 times the original amounts placed in the SPV.

In our principle finance segment which houses our balance sheet investments, the quarterly DE was a gain of $4 million. This gain was made up of approximately $8 million of income from our balance sheet investments and $4 million of interest expense.

Now, let’s turn to our balance sheet. Our asset values were stable during the quarter, and we paid down another $28 million of our bank loan bringing our total debt out standing to $370 million. This brings our credit agreement leverage ratio to 1.29 times well below the three-and-a-half time financial covenant. And we believe this reflects a healthy and low leverage sustainable capital structure.

On taxes, as it relates to taxes, our effective tax rate last year was approximately 27 percent. Let me remind you that our effective tax rate is sensitive to the relative mix of our earnings between management fees and incentive fees and the entities in which they are earned. Accordingly, as we see more incentive fees in some of our businesses our overall effective tax rate is expected to come down.

FORTRESS INVESTMENT GROUP, LLC

Moderator: Lilly Donohue

05-06-10/10:00 a.m. EST

Confirmation # 71653027

As we sit here today we expect that our 2010 effective tax rate for DE purposes on a full year basis will be a percentage in the mid teens. As Dan stated, earlier, in April we completed the Logan Circle acquisition. Approximately 11.4 billion of assets were added to our AUM. As we’ve previously mentioned, we do not expect Logan Circle to have a significant earnings impact in the short run. However, over the long-term we expect it to be a solid contributor to the Fortress bottom line.

If I may, just to respond to some of the questions that we saw this morning regarding dilutive share count. Our share count has increased year-on-year due to the issuance of 46 million shares in May last year and the delivery of shares relating to equity awards in the first quarter this year. As it relates to dilutive share count for earnings per share purposes, the FOG Unit Class B shares are only included in the diluted earnings per share count when they are diluted on an if converted basis. This occurs when the effective tax rate for GAAP purposes projected for the full year in that calculation exceeds our effective tax rates for the period in question. This effect is generally not significant to diluted EPS as both share count and income (quote/loss) are increased.

In closing, I want to reiterate a few key highlights. Our stable long term locked up AUM will provide – will continue to provide us with stable fees. A strong hedge fund performance will enable incentive income to be a greater proportion of our revenue going forward. And our ability to raise and invest capital will contribute to our firm’s current and future earnings stability and potential.

Thank you for your time and now we’ll turn it over to Q&A.

Operator:	At this time, I would like to remind everyone in order to ask a question, please, press star then the number one on your telephone keypad. We’ll pause for just a moment to compile the Q&A roster.

Your first question comes from Dan Fannon with Jefferies.

FORTRESS INVESTMENT GROUP, LLC

Moderator: Lilly Donohue

05-06-10/10:00 a.m. EST

Confirmation # 71653027

Dan Fannon:	Good morning. Can you guys talk a little bit about fundraising and kind of where you guys sit today with actually perspective funds that you’re out raising? And then the money that you did get in the door this quarter, can you talk about is that coming from existing customers, new customers, and kind of geographically where you’re seeing the greatest interest?

Dan Mudd:	Yes, let me start and then the other guys can jump in. I can’t talk, as I think you know, by regulation about specific funds. But I’ll give you some broad characterization.

At about a third – a third of the way or so through the year we’re a little bit over a billion of new capital raised. And we think that that’s tracking pretty well. In my experience, from having made a few trips around both the U.S., the Middle East as well as Asia, there’s pretty good momentum that’s building because I think in the beginning of the cycle there was a lot of reticence on the part of investors and in attenuated due diligence process for new investors.

As the world kind of continued to heal and investors began to get a little bit more comfortable, the liquid strategies came into focus first and it was relatively more straight forward to raise capital in those strategies. But as the year has – as this year has wound along we’ve seen interest, as I said earlier, in Pete’s funds in the credit, private equity space.

I think that the majority of the capital we’ve raised has been from existing investors but there are large, particularly geographical segments, the Middle East and greater China where we have not had as much historical presence that we’ve been concentrating on. And we’re starting to see a lot of interest and pretty good movement there.

In Japan, where Nomura is our key partner, they’ve been extremely helpful in terms of boosting our presence in the range of discussions we’ve had there as well. Net net about 70 percent of new capital has been in liquid strategies and about 30 percent in the longer term locked up world.

Dan Fannon:	Great, that’s helpful. And then in terms of any different fees associated with the new dollars coming in the door than what we’ve seen historically from you guys?

FORTRESS INVESTMENT GROUP, LLC

Moderator: Lilly Donohue

05-06-10/10:00 a.m. EST

Confirmation # 71653027

Dan Mudd:	Let me start, and then these guys can jump in a little bit. I think that certainly what you’ve read in the market is true that there’s probably more pressure on base fees than there is on incentive type fees. I think we’ve been pretty successful in the conversations in terms of keeping a balance there.

The structure of the Logan business is different, obviously, than the alternatives businesses in terms of fee structure, but even there I think those are holding in OK. Dan, I don’t know if you have anything to add.

Dan Bass:	Yes, I think that’s a fair representation. You know more pressure on the base fees than there is on incentive fees.

Dan Fannon:	OK. And then lastly, just within the private equity portfolio can you talk about any specifics with regards to companies that are seeing strength. I mean you did mention your registration for SeaCube, I believe for an IPO. Is there any other, as you think about the next 12 months where you’re potentially looking to monetize or you know access the markets with other companies or a range of companies that you could talk about?

Dan Mudd:	Yes, let me – Wes is here, so let me toss it to him.

Wes Edens:	Yes. The – well the punch line is that we saw positive revenue growth across virtually every company that we have. And if there were surprises in the first quarter, for the most part, they were surprises across the board in terms of upside.

You know we’ve got big concentrations of our portfolio in transportation which had a very, very strong quarter. We have a half a dozen different companies ranging across you know railroads and ships and airplanes and containers et cetera.

We – you saw the registration for the container business which as done extremely well in the difficult period in the last couple of years. It’s a very resilient business. And we think that there’s a ton of growth in it and so that company is in registration right now. And so you’ll be hearing more about that as that progresses.

FORTRESS INVESTMENT GROUP, LLC

Moderator: Lilly Donohue

05-06-10/10:00 a.m. EST

Confirmation # 71653027

I think that there is absolutely possibility and probably the likelihood that there will be other capital raising events. You’ll see other transportation businesses that are meaningful. I think that you know in addition to the portfolios being stable and the companies being well financed we think there’s tremendous growth opportunities there in lots of different sectors. So that is a big focus for us and it should be an interesting year to say the least.

The other big concentration for us. We’re the largest owner, investor in senior housing in the United States and a couple of different companies. You know the first quarter also a very good quarter. The public company Brookdale has reported and so that is out there. We have another large private company that also had you know very good quarter.

So those are probably the two biggest areas. There’s a lot of other you know kind of miscellaneous anecdotes about the different companies. But I’d say that you know the bottom line is that I’m quite optimistic the year is going to be a good one. And a third of the way through it has exceeded our expectations.

So it should be a very good second half of the year.

Dan Fannon:	Great. Thank you.

Dan Mudd:	Thank you.

Operator:	Your next question comes from Roger Freeman with Barclays Capital.

Roger Freeman:	Hi, good morning. Actually, maybe just to pick up on private equity there, Wes, a couple of things. One, what about the – what about Nationstar? I mean that one seems to have quite a bit of momentum? They raised some capital right, recently? And they’ve had some more business wins. Is that – would that be a potential candidate as well?

Wes Edens:	It’s definitely a potential candidate. Yes, as you know, we did a high yield transaction for Nationstar in March. And with that I think it was really us and one other public company that are two kind of really well capitalized and viable servicing companies in the U.S. that are actively looking at opportunities.

FORTRESS INVESTMENT GROUP, LLC

Moderator: Lilly Donohue

05-06-10/10:00 a.m. EST

Confirmation # 71653027

You know the list of new business opportunities there is substantial. And the environment for the servicing companies, I think is a pretty unsteady one right now. And I say that because for the first time in the past 25 years or so since I’ve been around it with the lack of production of new originations what it means is that virtually every servicing company is in some form of decline and their financials are going to look worse six months or 12 months or two years from now than they look today. And I think what that lends itself too is a very high likelihood that there’s a lot of consolidation activity. We’ve seen elements of that already.

That was really the impetus for us to go out and raise $250 million of capital. So we’ve got a balance sheet which is extremely well funded, a lot of cash on it. And I think this is going to be a very productive year with that.

You know we’ve got a couple of different things that are in the hopper, one of which, I think an assignment we won last week I think will be made public here shortly. So I do think that in terms of windfall opportunities, the servicing business, both in residential on the commercial business where we don’t have a big presence today are businesses that we think have got you know interesting times in front of them.

Dan Mudd:	I mean I’d add to what Wes two points. One is that it’s a – the Nationstar story is a real demonstration of the capabilities of private equity to kind of take the company and reposition it into the sector it needs to be in to take advantage of the situation.

And B from the folks that I talked to in the mortgage industry there’s been a real break out in terms of the capabilities and the performance of the servicers in what’s a pretty stressful marketplace and Nationstar measures up extremely well from kind of an operational efficiency through point, success rate standpoint. It’s a good story.

Roger Freeman:	OK. Great. Thanks. And then just sort of more broadly on private equity, where roughly, would you say the portfolio in aggregate is valued now relative to cost. I think a couple of quarters ago it was around break even but there have been some mark ups now?

FORTRESS INVESTMENT GROUP, LLC

Moderator: Lilly Donohue

05-06-10/10:00 a.m. EST

Confirmation # 71653027

Wes Edens:	It is. It’s (fixed). You know I think the net of it at the end of the first quarter we were up a couple percent for the quarter. Last year, the private equity funds were up 21.6 percent I think is the number in aggregate for the year. Obviously, 2008 was a rocky year for us and just about everybody else, I guess.

But last year up 21.6 percent. I think aspirationally we hope to have you know a similar year this year. Obviously, we’ve got you know some wood to chop but there’s you know there’s every indication, as I said, that with the fundamentals improving across the board I’m pretty optimistic there’s going to be some good growth opportunities here.

But you know so we’re plus or minus. It depends on the fund, obviously, if you aggregate them you know you are plus or minus around cost net net. There are differences in terms of some of the older funds doing better and some of the newer funds being lower. But that’s – and that’s now broken out so you can take a look at it.

Roger Freeman:	OK. And then just in terms of the – and then lastly on private equity the fire power that you’ve got relative to sort of the opportunities that you’re looking at. I mean are you look more at trying to maximize value, the existing portfolio? Or are you looking to deploy much new capital? And do you have enough without having to raise more and could you raise more if you wanted to?

Wes Edens:	To say – it’s definitely both, Roger. You know we have – if you add up all of the portfolio companies there’s a couple of billion dollars of capital to go invest in these different businesses and that’s something that we are looking to add to.

So I think you will see some capital formation be it you know high yield equity deals, et cetera, that are really oriented towards providing capital to grow the company you know a la what we do with Nationstar. So that’s you know we’ve got a number of companies in the rating agencies right now. So I think we’re going to be active in the markets here in the coming months and quarters and you’ll see that.

FORTRESS INVESTMENT GROUP, LLC

Moderator: Lilly Donohue

05-06-10/10:00 a.m. EST

Confirmation # 71653027

In terms of the other capital we have you know capital in Fund Five still to invest. I mean you know our investment pipelines is actually longer now than it has been in two-and-a-half years. So I think that there’s the very real potential to do some interesting things. And my guess is in the ordinary course we’ve invest that capital up largely over the course of this year and then it would be in the marketplace you know in the first part of next year.

But there is a lot of investment activity to come both inside the company as well as in the funds.

Roger Freeman:	OK. And then just quickly on the credit opportunities fund, the realizations this quarter can you characterize those at all because I think last quarter Pete you were saying was more sort of liquid assets. And I don’t know if it was sort of a continuation of that or maybe some of the more illiquids.

And then on the capital raising side of that, we kind of do the math around the numbers you’re talking about it looks like 150 million is probably that second fund you’re raising. It just – it feels like – it seems like that one is smaller than the prior one by a fair amount. I don’t know if that’s a fair characterization. Does that mean that there’s just sort of less interest in those opportunities now?

Pete Briger:	Well, I would say that the realizations that we’ve had to date in our credit funds both private equity and hedge fund structures have been a function of us selling liquid securities. And the investments that we’ve been making over the last eight months have really been more illiquid and those are still investments that are in the fund and doing very well.

In terms of capital raising with the credit business you know I’ve been happy with the capital that we’ve raised broadly speaking but I can’t speak to individual funds. But I think that the performance in both the hedge fund format, the Drawbridge Special Opportunities fund and our private equity credit funds have been excellent.

FORTRESS INVESTMENT GROUP, LLC

Moderator: Lilly Donohue

05-06-10/10:00 a.m. EST

Confirmation # 71653027

And so you know I am quite optimistic about you know our prospects over the next year or two to increase the size of our funds under management.

Roger Freeman:	OK. Great. Thanks.

Dan Mudd:	Thank you.

Operator:	Your next question comes from Craig Siegenthaler with Credit Suisse.

Craig Siegenthaler:	Just on the ability to kind of grow the business organically here, you’re starting to see some activity, some stronger activity in the liquid hedge funds and the credit business, but it’s tough for us to see you know the high level distribution here.

I’m just wanting to take a step back. You know where do you expect AUM to base at if you’re thinking that you know marks are flat from here on out? Do you think we’re kind of near a bottom we can you know start to grow here? Maybe just provide some commentary on that trend?

Dan Mudd:	Well, I mean I would say you’re right directionally that we’re seeing you know a building of momentum in the liquid strategies and the credit strategies and as I said in earlier remarks I mean we think kind at a macro economic level before you get into what’s been called things like the new normal there’s going to have to be an enormous amount of corporate restructuring, changes of control and so forth that probably plays pretty well to our private equity business.

So I think what you’re seeing is kind of a string of lights getting turned on that go to some capital raising, some performance improvement, building on the performance improvement. You get into some promote. With the promote and the performance you see an easier time for investors to sign up whether for a new fund or for a liquid strategy and that builds on itself.

I don’t think we’re either guiding or projecting what the breakout of AUM is going to be across the strategies and across the funds. The way I think about it the thing we’re trying to do is to kind of keep separated in the minds of the market the strategies that we’re in. There’s no confusion between sort of

FORTRESS INVESTMENT GROUP, LLC

Moderator: Lilly Donohue

05-06-10/10:00 a.m. EST

Confirmation # 71653027

classic private equity, credit private equity and the liquid hedge fund strategy. And there are some products that we’re looking at around those and then we’ve got the addition of Logan Circle.

So kind of all of those lights are turning on and I’m pretty agnostic to where the capital comes in. More importantly, though, I think we – as I kind of look at the distribution of capital that we’ve raised across the globe we’ve been pretty muscular over the years in North America and kind of stronger than you might think above basis, really in Europe, but not as much penetration in the Middle East and parts of Asia particularly greater China.

And so we’ve been having those conversations. It takes a while to kind of build up the momentum, the conversations, get to know our CIOs get through the process of due diligence. But I think you’d see some momentum there as well. That’s probably as close – as fine as I would want to break out how we’re thinking about AUM growth over the course of the year.

Craig Siegenthaler:	Got it. Well, here’s just a follow up on that point. In the credit private equity funds there was a you know a very large distribution this quarter, do you view that as unusually high? Or is that level – is that something that we could expect to reoccur over the next few quarters?

Dan Mudd:	Pete can to talk to it. I mean I think it’s kind of impossible to say when you’re going to have large realizations in returns of capital. So you know we tend not to predict that. It tends to be by nature a pretty opportunistic business. So it can happen sometimes. That kind of depends on the market, the markets that we have access to, the ability to fund you know what our view is on a going forward basis.

But I think Pete also said to you a second ago that a little bit of the environment has changed from one where it was more attractive and prudent from a risk return standpoint to be in more liquid securities to being in somewhat more illiquid investments.

Craig Siegenthaler:	Great. All right. Thanks for taking my questions.

Dan Mudd:	Yes, thanks, Craig.

FORTRESS INVESTMENT GROUP, LLC

Moderator: Lilly Donohue

05-06-10/10:00 a.m. EST

Confirmation # 71653027

Operator:	Your next question comes from Marc Irizarry from Goldman Sachs.

Marc Irizarry:	Oh, great, thanks. Just in the credit private equity funds you know you returned 1.3 billion in capital and I think you said 500 million or so in profit. What’s the remaining mark on the capital in that fund?

Dan Bass:	I mean we’re carrying it – it’s north of invested capital. It’s roughly about 1.2 times.

Marc Irizarry:	OK. And then how – and then can you maybe just talk about the investment outlook there for potentially recalling that capital versus you know further realizations there just sort of what the landscape for investing looks like these days. Is it more of a time to harvest or to put money to work?

Pete Briger:	Well, I would say that generally our feelings have been that the public markets for credit have overrun you know what we think of as value on a general basis. And there’s been a significant pronounced lag in terms of the valuations of private illiquid credit opportunities.

And so we see the environment very much a good environment to invest in illiquid situations, that being said there has – there’s still a lot of risk in the world that we see not only coming out of Europe and potentially China but also what I think has been almost forgotten in the marketplace is the actual amount of leverage that exists in credit today that has not been restructured – balance sheets that haven’t been restructured, particularly in the middle market and small market.

And the financial institutions that hold the majority of that credit whether they be part of the regulated financial system or the shadow banking system for the most part have not been de-leveraged. And so while there are positive indications all across the U.S. from an economic perspective, the big elephant in the room, if you will, is the fact that we are still in a situation of real capital inadequacy in our financial institutions and we are going to need you know a tremendous amount of de-leveraging to take place before we get to capital adequacy and we’re going to see you know a fair amount of restructuring of financial institutions not only in the U.S. but throughout the world and when I say fair I mean you know very substantial.

FORTRESS INVESTMENT GROUP, LLC

Moderator: Lilly Donohue

05-06-10/10:00 a.m. EST

Confirmation # 71653027

And so for us the big opportunity is the financial liquidation that will occur as a result of those overleveraged balance sheets. And so while the markets today in public securities offer few opportunities for us the pipeline where private illiquid opportunities is good. And I think we’ll get better as the supply overhang comes on to the market.

You know one of the things that Galileo has made very clear to us over the years is that even though there are external influences that can in some you know short period of time affect how gravity works in the long term it works. And so we would expect, just like you had in 1988 with the RTC you know a lag in terms of financial assets coming on to the marketplace of between two and three years some lag in this current aftermath of the crisis before real financial asset liquidations start to occur both in the U.S. and around the world.

Marc Irizarry:	Great. Thanks. And then Wes, can you comment on private equity capital formation just broadly when you talk to LPs. Has there been a change in the way LPs are thinking about private equity as an asset class? And how does you know what you do at Fortress and private equity sort of fit into what may be the future for capital formation looks like for PE.

Wes Edens:	Well, we’re not actively in the market raising the fund right now. So you know I don’t know that I can speak to the specifics of your question directly.

I’ll make some observations which are that I think that the likelihood going forward is that the fund in many cases will be smaller or more targeted funds. That’s probably an obvious observation from where they were in 2005 and ’06.

We do see a lot of interested people that want to get exposure in specific areas things like you know financial services or you know transportation or other kinds of things that you know real estate in – outside the U.S. There’s very specific inquiry around things. And, I think, that that to a certain extent maps what’s been happening in the hedge fund business too which you’re seeing a

FORTRESS INVESTMENT GROUP, LLC

Moderator: Lilly Donohue

05-06-10/10:00 a.m. EST

Confirmation # 71653027

lot more in terms of you know the formation of capital and in separate accounts and things that are either more targeted or more specific and people feel more control about that.

So you know as the world has gone through this healing in the last year, so clearly the amount of inquiry about capital formation has increased you know very substantially. But it’s not to say that it’s going to be back to what it was, I don’t believe, but there will be a new paradigm that I think will be a very successful one as well.

Marc Irizarry:	Great. And then just for Dan Mudd, can you just comment on flows at Logan Circle? And also you know maybe I don’t know if this is a question for Dan Bass but when should we expect that to be accretive?

Dan Mudd:	Yes, I think you know as I said it’s gone according to plan so far. I think that they you know Logan you know we like the business, we like the folks, we like the strategies. They have – they have a particularly strong set of relationships in the consultant community which is an important distribution channel there and one that we can benefit from.

The range of strategies that they offer go from high yield all the way through to cash. And with the burgeoning interest that we’ve seen in the marketplace in terms of high yield that’s been a strong story. I would say there are a few investors or advisors who you know out of an abundance of caution kind of hold investments for some period of time when there’s been a change of control.

So we’re in a process right now of talking various of those investors through the approach which is you know which is simply that you know Logan kind of stands alone as a fourth or fifth business depending on how you look at it so it’s not a distraction from our principles and their day-to-day investment duties. Logan’s leadership and strategies and diligence and management team remain the same.

And they keep that sort of same niche oriented and even though it’s in traditional asset management pretty high alpha for that sector of the market. All of those things remain the same. I think that’s comforting to investors.

FORTRESS INVESTMENT GROUP, LLC

Moderator: Lilly Donohue

05-06-10/10:00 a.m. EST

Confirmation # 71653027

So now with the you know there were a pretty small amount actually, smaller than we might have thought amount of redemptions at the close. So on a going forward basis the thing that we’re really focused on is plugging Logan into our capital formation efforts so that there is a broader range of conversations. There are some consultants that they can introduce us to but they’re also myriad investors in the U.S. and overseas for that matter that we’re starting those conversations with that they didn’t have access to before.

So I would say redemption is pretty well managed. Integration quite smooth. And now going forward I think what we saw is what we got.

Marc Irizarry:	And then how about the accretion on the deal?

Dan Bass:	I mean right now you know in the current period there’s not anticipated to be significant accretion. But I think over the next couple of years we would expect it to be a significant portion of our earnings.

Marc Irizarry:	OK. Great. Thanks.

Dan Mudd:	Thanks, Marc.

Operator:	Your next question comes from Robert Lee with KBW.

Robert Lee:	Thanks. Good morning, everyone. Can we get maybe an update on the status of the balance sheet? I know you mentioned the 370 million of debt after some pay down. But can you just kind of fill us – remind us what the amortization – planned amortization is on that for the balance of the year and current cash levels? And also I’m assuming with the purchase of Logan – well maybe you drew down on the line of credit. You know that’s kind of the first question.

Dan Mudd:	Yes. Twenty-eight million remaining this year, 42 million next year getting to 300 million. We did not draw down anything on the revolver to purchase Logan. Cash levels you know generally fluctuate between 150 and $200 million. It’s about $160 million right now.

FORTRESS INVESTMENT GROUP, LLC

Moderator: Lilly Donohue

05-06-10/10:00 a.m. EST

Confirmation # 71653027

Robert Lee:	OK. And you know as the business heals and you know you start to get to some high watermarks – through most of the high watermarks at least on the liquid and a lot of the credit products and you’ve got your debt levels down you know what are the signs or things or sign posts you’re looking for to think about restoring some part of the distribution going forward?

Dan Mudd:	Well, exactly the things that you just mentioned, right. So you know we have the conversation on a quarterly basis you know both at a senior managements level and you know a discussion and a recommendation to the board.

So the sign posts are you know continuing to turn on a significant and sustainable flow of incentive income. Feeling comfortable with the amortizations that Dan just described. We’re feeling increasingly comfortable with the debt and making sure that that’s also in a sustainable status that supports the growth and the cash needs of the business.

And then you know I think just broadly speaking the prospects. So, I think, it’s another area where you’re seeing us you know continue to march in that direction, not there yet but continuing to march.

Robert Lee:	OK. Great. That was it. Thank you.

Dan Mudd:	Thank you.

Operator:	Your next question comes from Roger Smith with Macquarie.

Roger Smith:	Great. How are you guys doing, today? Let me just start with fee rates. I know you talked about it being somewhat pressured going forward, but can you give us a little bit more specifics like was the capital raised in the quarter, did that have lower fee rates? And when you’re talking about the private equity business is there potential for retroactive changes to the fee rates in that business?

Dan Bass:	During the quarter, as we mentioned, most of it was in the liquid funds.

Roger Smith:	Yes.

FORTRESS INVESTMENT GROUP, LLC

Moderator: Lilly Donohue

05-06-10/10:00 a.m. EST

Confirmation # 71653027

Dan Bass:	You know our liquid main funds are generally two and 20 so there’s no real fee pressure on the main funds there. I don’t think that there’s any risk of retroactive fee rate changes in our private equity business.

Roger Smith:	OK. Great. And then when we just do talk about this dividend or the distribution is there a way to balance new deal activity sort of in the broadening the asset management business with the dividend, can you do both of those at the same time?

Dan Mudd:	Yes, I think we can. I’m – I would not be enthusiastic about an expensive kind of high multiple deal in that space. So I think that you know we talked about this a couple of calls ago and then executed it the last time around on Logan Circle.

You know there continue to be these firms good track record, good team, positioned well on a good part of the long only or traditional market but they’re not going to remain in the organization structure, the financial structure where they are. That could be a regional bank, that could be an AIG, that could be somebody along those lines that’s in the middle of some changes to their business model.

And in that you find opportunities to provide a little bit of liquidity of upfront and then an earn-out depending on what the performance of the business is on a going forward basis. And, I think, that’s really much more the way that we’re likely to proceed in that space. So I would not imagine that we would do something that would have significant enough cash siphoning effect that it would be a deciding factor in terms of the dividend.

Roger Smith:	OK. And then just if we do see a distribution or a dividend come back here has there been discussions around what that might look like rather than having you know a steady payout in the past? Would you know could we see that fluctuate on a go forward basis? And maybe be targeted more towards a performance fee earnings?

Dan Mudd:	Well, the discussion is certainly on the table, but it would be premature to give you an answer until we give you a full and comprehensive answer in terms of a decision there and as I said we’re not there yet.

FORTRESS INVESTMENT GROUP, LLC

Moderator: Lilly Donohue

05-06-10/10:00 a.m. EST

Confirmation # 71653027

Roger Smith:	OK. Great. And then just on the recallable AUM in the credit business, I guess is it default 1.3 billion recallable? Is there more than that available to be called today?

Dan Bass:	Yes, it’s 2.9 billion including you know predominantly all of the 1.3 is included in that 2.9 billion.

Roger Smith:	Got you. Thanks very much.

Dan Mudd:	Thank you,

Operator:	Your next question comes from Roger Freeman with Barclays Capital.

Roger Freeman:	Hi. Just a few follow ups here. Just on – back on the fixed income business I mean how do you look to build scale around that?

I mean, Dan, as you were saying you know in a whatever, a couple of three years or whatever, this could be a material part of company’s net income. But if you just kind of do the math right on the AUM and 18 basis points you know they’ve got a heavy research staff there, right. It just – it feels like it has to come through AUM growth rather than anything else. So how do you grow it?

Dan Mudd:	Yes. So let me start and then Dan can add what he wants to add. So remembering the history of Logan Circle was that the guys came out of Delaware Asset Management where they were managing well over $100 billion.

So the – in our view from the due diligence both the intellectual scale and the system scale and the sort of super structure of the funds that they manage is highly scalable. And so you’re absolutely right, the challenge there and the focus of the effort there is to organically build the assets under management.

Along the way, there may be, there hopefully will be – there likely will be bolt-ons that would put us – that would be structured similar to what I just talked about in response to the other Roger’s question but that would probably be better situated within kind of the Logan Circle family than you know as

FORTRESS INVESTMENT GROUP, LLC

Moderator: Lilly Donohue

05-06-10/10:00 a.m. EST

Confirmation # 71653027

another sleeve or silo at Fortress. But still you know that key kind of mantra about it is you know independent strategy, niche focused, team with a track record, but plugged in to both the capital raising infrastructure at Fortress as well as kind of some of the overhead stuff. Because the overhead things that we do from a systems standpoint, a financial standpoint, a legal standpoint, human resources can all be spread broadly to support you know people intensive businesses and producers.

So you’re right that’s exactly the formula. And I don’t – I’m pretty agnostic as to whether you’re able to grow that through organic capital raising per se versus roll ups of similar firms that you know that add something in terms of product or distribution.

Roger Freeman:	Has that deal actually brought external inquiries in subsequently?

Dan Mudd:	What does that mean?

Roger Freeman:	Other asset managers coming to you now that they’re saying that you’re actually in the market buying?

Dan Mudd:	Yes, I think the knock on advantage of you know doing something which kind of expands your capabilities, it expands those levels of conversations. And you know we’re continuing to stay focused but you know but pretty picky.

Roger Freeman:	OK. And then just I had a question in liquids on just around the macro funds so you know Dan Mudd you said in the beginning that you know this should be a good environment given sort of the pick up in volatility. It does seem like macro funds had a tough time in March and I guess April looks somewhat negative. I mean is – where does – were your comments just kind of related to the sort of the here and now around the opportunity set looking better.

Dan Mudd:	Well, it’s – I mean it’s a couple of things. I mean you’re right in the sense that the first couple of months of the year were kind of strong above par. And the past couple of months have been a little bit weaker.

FORTRESS INVESTMENT GROUP, LLC

Moderator: Lilly Donohue

05-06-10/10:00 a.m. EST

Confirmation # 71653027

But I think in terms of a classic macro environment where you sort of establish a directional view of the world I think the directional view of the world is pretty well known right now in terms of what governments are going to do, in terms of what central banks are going to do, in terms of the adjustment pressures on exchange rates whether you’re talking about the wan or dollar, yen, there are clear sort of sub cycles in the commodity world as you see de-stocking, re-stocking, manufacturing orders pick up.

And with the flow of information that we see the ability over time to invest in those macro trends and make a buck along the way remains pretty attractive. Now, when you sort of get the spikes that we’ve had that go outside the range whether something in Europe or an exogenous shock to oil or something like that, you have to be pretty flexible and fluid and balanced in order to you know in order to capitalize there and that’s exactly we’re doing that. In fact, why Mike Novogratz has got a hall pass from doing this call as things bound around in those markets, I think you guys would rather have him upstairs in front of his screen than chatting with us.

Roger Freeman:	Yes, fair point. And just actually one of those other areas, I mean the commodities fund, I mean is there anything around positioning there that we should know? Because the decline on the quarter seems to be you know be at odds with at least like our commodity index was a percent on the quarter, and WTI was up six percent.

Dan Mudd:	I think the – I think that you may get a little bit of discrepancy with respect to a broad index. But in terms of the strategy and the risk profile that we run in the commodities fund they’re actually tracking much closer to what expectations would be.

So I don’t think there’s anything particular there other than that you’re getting month-to-month noise and movement. And I think over time directionally we you know that strategy is going to work pretty well. And it has if you kind of do a trailing 12 as opposed to a slice of the past two months or the past four months.

Roger Freeman:	OK. And then just lastly maybe Wes on Intrawest I don’t know how much you can talk about how materially terms change but I guess more importantly the investors and the side car fund on that how do they feel about the

FORTRESS INVESTMENT GROUP, LLC

Moderator: Lilly Donohue

05-06-10/10:00 a.m. EST

Confirmation # 71653027

outcome? Because you had taken, I think, an $11 million reserve last quarter for management fees? Is that going to be sort of sufficient to address any of those concerns?

Wes Edens:	Yes, I think that – yes I feel very good about the outcome. It was not so different than you and I talked about at the end of the year honestly. There was you know obviously a lot of press related to it and a lot of notice just given the – what the asset was and during the Olympics and everything else.

But the outcome was a very reasonable one. We ended up you know at first restructuring extending the debt and then at the last minute a third party actually came in and just separately financed the transaction so that’s probably a good outcome for all involved as well. And the terms are market terms and are reasonable. I think the business actually has a pretty clear path towards success in front of it and we feel great about.

And you know this is never a case of us thinking that the assets didn’t have, the company didn’t have a lot of value. It was just a matter of having a debt maturity at a particularly difficult time. And you know with that out of the way that’s you know knock wood kind of the end of all that and everything else is focused on you know other things that are building in terms of our companies and our valuations as opposed to the defense we played over the last couple of years in the stock.

Roger Freeman:	Got it. Yes, it was interesting that the weekly threats of property sales ended with the closing ceremonies.

Wes Edens:	That’s exactly right.

Roger Freeman:	Thanks a lot.

Dan Mudd:	Astute observation. So thank you all. We’re going to wind up. Dan has one in course correction before we finish.

Dan Bass:	Yes, I just wanted to modify my comment regarding the remaining assets in the credit fund, that the remaining investments after the distribution of the 1.3 billion are valued in excess of two – at two times their cost basis. I said – I made the comment 1.2 times but it’s actually 2x our cost basis.

FORTRESS INVESTMENT GROUP, LLC

Moderator: Lilly Donohue

05-06-10/10:00 a.m. EST

Confirmation # 71653027

Dan Mudd:	So another good piece of news to end on. So thanks for the questions. reiteration, so continuation of the positive momentum goes on in the first quarter, strong performance moving back up to high watermarks, good deal flow and good integration in terms of Logan Circle. So thank you all we look forward to seeing you.

Operator:	Thank you. This concludes the conference. You may now disconnect.

END